Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-185318 on Form S-4 of Leucadia National Corporation of our report dated August 27, 2010 relating to the consolidated financial statements of AmeriCredit Corp. and subsidiaries appearing in the Annual Report on Form 10-K of Leucadia National Corporation and its subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the joint proxy statement/ prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Dallas, Texas
January 24, 2013